Exhibit 10.12

EMPLOYMENT AGREEMENT

AGREEMENT, dated and effective as of August 1, 2007, by and between SolarWinds.Net, Inc., an Oklahoma corporation (the “Company”), and J. Barton Kalsu (the “Employee”).

IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

1. Position and Duties.

(a) Effective August 31, 2007 (the “Effective Date”), the Employee will be employed by the Company, on a full-time basis, as its Vice President, Finance. The Employee shall report to Kevin Thompson, Chief Financial Officer, or such other executive as designated by the CFO or any other member of the management team to which the Employee reports (hereinafter referred to as the ”Managing Executive”).

(b) The Employee agrees to perform the duties of Employee’s position and such other duties as may reasonably be assigned to the Employee from time to time. The Employee also agrees that, while employed by the Company, the Employee will devote substantially all of Employee’s business time and efforts to the advancement of the business and interests of the Company and its subsidiaries and to the discharge of Employee’s duties and responsibilities for them. Notwithstanding the above, the Employee shall be permitted, to the extent such activities do not in the aggregate materially interfere with the performance by the Employee of Employee’s duties and responsibilities hereunder to; (i) manage Employee’s personal, financial and legal affairs; and (ii) serve on civic, educational, philanthropic or charitable boards or committees ; and (iii) serve on any other corporate board or committee as long as such board or committee is disclosed to the Company and does not cause a conflict of interest with Employee’s duties at the Company.

2. Compensation and Benefits. During Employee’s employment, as compensation for all services performed by the Employee for the Company and its subsidiaries, the Company will provide the Employee the following pay and benefits:

(a) Base Salary. The Company will pay Employee a base salary at the rate of One Hundred Sixty Thousand Dollars ($160,000) per year (“Base Salary”), payable in accordance with the regular payroll practices of the Company and and shall be increased to One Hundred Seventy Thousand Dollars ($170,000) per year upon relocation to Austin, and thereafter, reviewed annually and shall be subject to change from time to time by the Company in its discretion.

(b) Incentive Compensation.

(i) During employment, the Employee shall be eligible for incentive compensation, paid on a prorated quarterly basis, targeted at $40,000, annually, based on the attainment of certain quarterly targets and individual performance objectives set by the Company and the Managing Executive (“Quarterly Bonus”). Employee will be guaranteed his Quarterly Bonus for for the first twelve (12) months of his employment. The guaranteed minimum bonus will be paid on a monthly basis as part of the Empoyee’s normal payroll. The Employee will still be eligible for “Excess Bonus” to the extent that the Company exceeds it operating objectives during such period. All payments under this section 2(b) will be made in accordance with the regular payroll practices of the Company.

(c) Stock Options. As of the Effective Date, the Company shall grant the Employee an option to purchase 62,000 shares of common stock of the Company, at an exercise price equal to the Fair Market Value (as such term is defined in the Company’s Stock Plan) on the Effective Date. The terms of the options are set out in the Company’s Stock Option Plan.

(d) Participation in Employee Benefit Plans and Vacation Policies. The Employee will be entitled to participate in all employee benefit plans and vacation policies in effect for employees of the Company. The Employee’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.

(e) Business Expenses. The Company will pay or reimburse the Employee for all reasonable business expenses incurred or paid by the Employee in the performance of Employee’s duties and responsibilities for the Company. These Expenses shall include the cost of the Employee’s airfare to commute between Tulsa, OK and Austin, Texas and temporary living expenses in at least a one bedroom apartment in Austin, Texas from the effective date of the Employee’s employment with the Company through August 1, 2008, but shall not include the rental of automobiles, and, after October 31, 2007, shall not include any food per diem. Reimbursements shall be subject to such reasonable substantiation and documentation as the Company may specify from time to time.

(f) Relocation Expenses. The Company will pay the Employee a relocation bonus of $95,000 upon the the Employee’s establishment of residency in Austin, Texas. This relocation bonus is intended to offset certain costs expected to be incurred by the Employee in moving from Tulsa, Oklahoma to Austin, Texas. This relocation bonus will be subject to Federal Income Tax withholding. In the event the Employee voluntarily leaves Employment with the Company prior to 12 months (other than as a result of an event of Change in Control or Constructive Termination in Section 4(e)) from the date of the Employee’s relocation to Austin, Texas, the Employee will repay a pro rata portion of the relocation bonus.

3. Confidential Information and Restricted Activities.

(a) Confidential Information. During the course of the Employee’s employment with the Company, the Company agrees to provide the Employee with Confidential Information, as defined below, and the Employee may develop Confidential Information on behalf of the Company. The Employee agrees that Employee will not use or disclose to any Person (except as required by applicable law or for the proper performance of the Employee’s regular duties and responsibilities for the Company) any Confidential Information obtained by the Employee incident to the Employee’s employment or any other association with the Company or any of its subsidiaries. The Employee understands that this restriction shall continue to apply after the Employee’s employment terminates, regardless of the reason for such termination.

(b) Protection of Documents. All material documents, records, software and files, in any media of whatever kind and description, relating to the business of the Company and its subsidiaries, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Employee shall be the sole and exclusive property of the Company. The Employee agrees to safeguard all Documents and to surrender to the Company, at the time the Employee’s employment terminates or at such earlier time or times as the Board or its designee may specify, all Documents then in the Employee’s possession or control.

(c) Non-Competition. The Company agrees to provide Employee with Confidential Information which, if disclosed, would assist in competition against the Company and that the Employee will also generate goodwill for the Company in the course of the Employee’s employment. Therefore, the Employee agrees that the following restrictions on the Employee’s activities during and after the Employee’s employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company:

(i) While the Employee is employed by the Company and for six months thereafter, the Employee shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise (collectively, a “Competitive Role”), actively compete with the Company or any of its subsidiaries or undertake any planning for any business that is Competitive (as defined in the Company’s in the Company’s Proprietary Invention Agreement) with the Company or its subsidiaries.

(ii) The Employee agrees that during the twelve (12) months immediately following Employee’s resignation of employment or during six (6) months following an involuntary termination of the Employee’s employment without Cause, the Employee will not, directly or through any other Person, (A) hire any employee of the Company or any of its subsidiaries or seek to persuade any employee of the Company or any of its subsidiaries to discontinue employment, (B) solicit or encourage any customer of the Company or any of its subsidiaries or independent contractor providing services to the Company or any of its subsidiaries to terminate or diminish its relationship with them or (C) seek to persuade any customer or active prospective customer of the Company or any of its subsidiaries to conduct with anyone else any business or activity that such customer or prospective customer conducts or could reasonably be expected to conduct with the Company or any of its subsidiaries at that time.

(d) In signing this Agreement, the Employee gives the Company assurance that the Employee has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on the Employee under this Section 3. The Employee agrees without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its subsidiaries and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Employee further agrees that, were the Employee to breach any of the covenants contained in this Section 3, the damage to the Company and its subsidiaries would be irreparable. The Employee agrees that the Company, in addition to any other remedies available to it, shall be entitled to apply for injunctive relief in a court of appropriate jurisdiction. The Employee and the Company further agree that, in the event that any provision of this Section 3 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, the court may modify and enforce the covenant to the extent it believes to be reasonable under the circumstances. It is also agreed that each of the Company’s subsidiaries shall have the right to enforce all of the Employee’s obligations to that subsidiary under this Agreement, including without limitation pursuant to this Section 3.

4. Termination of Employment. The Employee’s employment under this Agreement shall continue until terminated pursuant to this Section 4.

(a) The Company may terminate the Employee’s employment for Cause following at least fifteen (15) days advance written notice to the Employee setting forth in reasonable detail the nature of the Cause. For purposes of this Agreement, “Cause” means any of the following: (i) the Employee’s continued substantial violations of Employee’s employment duties or willful disregard of commercially reasonable and lawful directives from the the Managing Executive, after Employee has received a written demand for performance from the Managing Executive that sets forth the factual basis for the Company’s belief that Employee has not substantially performed Employee’s duties or willfully disregarded directives from the Managing Executive; (ii) the Employee’s moral turpitude, dishonesty or gross misconduct in the performance of Employee’s duties or which has materially and demonstrably injured the finances or future business of the Company or any of its subsidiaries as a whole; (iii) the Employee’s material breach of this Agreement; or (iv) the Employee’s conviction of, or confession or plea of no contest to, any felony or any other act of fraud, misappropriation, embezzlement, or the like involving the Company’s property; provided, however, that no such act or event described in clauses (i) and (iii) of this paragraph (a) shall constitute Cause hereunder if the Employee has fully cured such act or event during the applicable fifteen (15) day notice period.

(b) This Agreement shall automatically terminate in the event of Employee’s death during employment. No severance pay or other separation benefits will be paid in the event of such termination due to death except that Employee’s beneficiaries shall be entitled to receive any accrued Base Salary, any bonus compensation to the extent earned, any vested deferred compensation or Stock Options (other than pension plan or profit-sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Company in which Employee is a participant to the full extent of Employee’s rights under such plans, any accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination (collectively “Accrued Compensation”). In the event the Employee becomes disabled during employment and, as a result, is unable to continue to perform substantially all of Employee’s duties and responsibilities under this Agreement for a consecutive period of twelve (12) weeks, the Company will continue to pay the Base Salary to Employee benefits in accordance with Section 2(d) above during such period. If the Employee is unable to return to work after twelve (12) weeks of disability, the Company may terminate the Employee’s employment, upon notice to the Employee. No severance pay or other separation benefits will be paid in the event of such termination due to disability. If any question shall arise as to whether the Employee is disabled to the extent that the Executive Employee’s duties and responsibilities for the Company, the Employee shall, at the Company’s request, and at the Company’s expense, submit to a medical examination by a physician selected by the Company to whom the Employee’s guardian, if any, has no reasonable objection to determine whether the Employee is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such a question arises and the Employee fails to submit to the requested medical examination, the Company’s determination of the issue shall be binding on the Employee.

(c) Either the Company or Employee may terminate Employee’s employment “at will,” for any reason, at any time, without cause or notice. However, in the event of termination of the Employee’s employment by the Company other than for Cause, the Employee shall be entitled to receive (i) a lump sum cash severance amount equivalent to four (4) months of Employee’s then current annual base salary (the “Severance Payments”), less applicable deductions; (ii) any earned but unpaid incentive compensation payments, (iii) reimbursement of the health and dental care continuation premiums for Employee and Employee’s dependents incurred by Employee to effect continuation of health and dental insurance coverage for Employee and Employee’s dependents on the same basis as active employees, for a period of three (3) months from the date of such termination, to the extent that Employee is eligible for and elects continuation coverage under COBRA; and (iv) any accrued and unused vacation pay payable within twenty one (21) calendar days of the termination date (subject to required withholding). Any obligation of the Company to provide the Employee severance payments under this Section 4(c) is conditioned, however, upon the Employee signing a release of claims in the form provided by the Company and reasonably acceptable to Employee within twenty-one (21) days of the date on which the Employee gives or receives, as applicable, notice of termination of employment and upon the Employee’s not revoking the Employee Release thereafter.

(d) In the event of termination of the Employee’s employment by the Company for Cause or the Employee’s voluntary resignation, the Company will pay the Employee any Base Salary earned but not paid through the date of termination, any earned but unpaid incentive compensation, and pay for any vacation time accrued but not used to that date. The Company shall have no obligation to the Employee for bonus or severance payments.

(e) Except for any right the Employee may have under the federal law known as “COBRA” to continue participation in the Company’s group health and dental plans, and subject to Section 4(c)(iii) above, benefits shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of the Employee’s employment, without regard to any continuation of base salary or other payment to the Employee following termination.

(f) Provisions of this Agreement shall survive any termination if so provided in this Agreement or if necessary to accomplish the purposes of other surviving provisions, including without limitation the Employee’s obligations under Section 3 of this Agreement, with the exception of Section 3(c)(i), which obligations do not survive termination. The obligation of the Company to make payments to the Employee under this Section 4 is expressly conditioned upon the Employee’s continued full performance of the obligations under Section 3 hereof that survive the termination of Employee’s employment. Upon termination by either the Employee or the Company, all rights, duties and obligations of the Employee and the Company to each other shall cease, except as otherwise expressly provided in this Agreement.

(g) Section 409A. Notwithstanding anything to the contrary in this Agreement, any cash severance payments otherwise due to the Employee pursuant to Sections 4(c) or 5 or otherwise on or within the six-month period following the Employee’s termination will accrue during such six-month period and will become payable in a lump sum payment, with interest at the prime rate, on the date six (6) months and one (1) day following the date of termination, provided, that such cash severance payments will be paid earlier, at the times and on the terms set forth in the applicable provisions of Sections 4(c) or 5, if the Company and the Employee mutually determine that the imposition of additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), will not apply to an earlier payment of such cash severance payments. In addition, this Agreement will be deemed amended to the extent necessary to avoid imposition of any additional tax or income recognition prior to actual payment to the Employee under Code Section 409A and any temporary or final Treasury Regulations and guidance promulgated thereunder and the parties agree to cooperate with each other and to take reasonably necessary steps in this regard.

5. Change of Control Benefits. Change of Control shall be defined as a transaction or series of transactions where the shareholders of the Company immediately preceding such transaction own, following such transaction, less than 50% of the voting securities of the Company. Provided however, that a firmly underwritten public offering of the Common Stock shall not be deemed a Change of Control. If Employee is terminated or constructively terminated without Cause upon or during the twelve (12) month period after the effective date of a Change of Control, the Employee shall receive (i) any accrued but unpaid salary, vacation or bonus payment; (ii) the consideration set forth in section 4(c) hereof and (iii) and in the event that the Employee is terminated or constructively terminated within the 12 month period following the closing date of a transaction that results in a change of control, an amount equaling 50% of the Employees original stock option grant of 62,000 shares (i.e. 31,000 options) shall immediately and fully vest as of the date of such termination in addition to any options that were already vested. The Employee will have 90 days from the date of termination to exercise such vested stock options.

6. Definitions. For purposes of this Agreement, the following definitions apply:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

“Confidential Information” means matters relating to the financial condition, results of operations, business, properties, assets, liabilities or future prospects of the Company and its subsidiaries. Confidential Information does not include information that enters the public domain, other than through the Employee’s breach of the Employee’s obligations under this Agreement.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

6. Conflicting Agreements. The Employee hereby represents and warrants that the Employee’s signing of this Agreement and the performance of the Employee’s obligations under it will not breach or be in conflict with any other agreement to which the Employee is a party or are bound and that the Employee is not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of the Employee’s obligations under this Agreement.

7. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

8. Assignment. Neither the Employee nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other. This Agreement shall inure to the benefit of and be binding upon the Employee and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.

9. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

10. Miscellaneous. This Agreement sets forth the entire agreement between the Employee and the Company and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Employee’s employment. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Employee and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

11. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Texas without regard to the conflict of laws principles thereof.

12. Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to the Company at its principal place of business, attention of the Chief Executive Officer, with copy to the Board, or in the case of the Employee, at the Employee’s last known address on the books of the Company (or to such other address as either party may specify by notice to the other actually received).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SOLARWINDS.NET, INC.

By:	/s/ KEVIN THOMPSON
Name:
Title:

/S/ J. BARTON KALSU
J. Barton Kalsu